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                                                                     EXHIBIT 5.1
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                               MILLER AND MURRAY
                                Attorneys at Law
                                542 Court Street
                                  P.O. Box 942
                        Reading, Pennsylvania 19603-0942
                           Telephone: (610) 376-6651
                           Telecopier:(6100 376-5243


                               December 22, 1995


Conestoga Enterprises, Inc.
202 East First Street
Birdsboro, Pennsylvania  19508

     Re: Conestoga Enterprises, Inc. (the "Company) and Buffalo Valley Telephone Company ("BVT") Registration Statement on Form S-4
          ---------------------------------------------------------------


Gentlemen:


          We have acted as counsel for the Company, a Pennsylvania corporation, in connection with the preparation of a registration statement on Form S-4
(the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended (the "Act"), relating to the proposed Agreement and Plan of Merger dated October 18, 1995 ("Merger Agreement") by and among the Company, BVT and CB Merger Corporation, a wholly owned subsidiary of the Company whereby the Company will offer up to 899,154 shares of Company Series A Convertible Preferred Stock, par value $65.00 per share, and up to 2,349,787 shares of Company
Common Stock, par value $5 per share, to the BVT shareholders under the Merger Agreement. In connection thereto, we have reviewed (a) the Registration Statement; (b) the Company's Articles of Incorporation and By-Laws; and (c) a copy of the Merger Agreement. Our opinion, as set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

          In our opinion, the issuance of the shares of Company Series A Convertible Preferred Stock and Company Common Stock in connection with the Merger Agreement will be legal and enforceable. This opinion is conditioned upon approval of the following proposals by the shareholders of the Company:

               (a) amendment of the Company's Articles of Incorporation to authorize a class of 900,000 shares of Company Series A Preferred Preferred Stock; and

               (b) approval of the issuance of Series A Convertible Preferred Stock and Common Stock of the Company in the merger of BVT into a subsidiary of the Company.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement. The opinion expressed herein is for the sole benefit of, and may be relied upon, only by the Company.


                                       Very truly yours,


                                       Miller and Murray